Exhibit 10.1

February 14, 2017

Dr. Ilham Kadri

Charlotte, NC

Re:Potential Spin-Off or Sale of Diversey

Dear Dr. Kadri:

In light of the announcement that Sealed Air Corporation (the “Company”) is pursuing a spin-off (a “Spin-Off”) of its Diversey Care division and the food hygiene and cleaning business within its Food Care division (collectively, “Diversey”), this letter agreement provides a summary of certain special compensation that you may be eligible to receive in the event of a Spin-Off.

Note that as an alternative to a Spin-Off, the Company may choose to pursue a divestiture of Diversey (a “Sale”).  Accordingly, this letter agreement also provides a summary of certain special compensation that you may be eligible to receive in the event of a Sale.

Diversey Spin-Off Special Compensation

In the event of a Spin-Off, Diversey would become a new, stand-alone public company (“SpinCo”) and would no longer be a subsidiary of the Company.

If a Spin-Off occurs, you will be granted restricted stock units (the “SpinCo RSUs”) under the equity compensation plan adopted by SpinCo (the “SpinCo Stock Plan”).  The SpinCo RSUs will be granted upon the closing of the Spin-Off, with a grant date fair value equal to your current Company long-term incentive plan target award.  The SpinCo RSUs will vest in substantially equal annual installments on the first three anniversaries of the Spin-Off, subject to 100% accelerated vesting in the event of your death, disability or termination of employment by SpinCo without Cause (as defined below).  If you terminate employment for any other reason (e.g., voluntary termination or termination for Cause), you will forfeit any unvested SpinCo RSUs.  In all events, the SpinCo RSUs shall be governed by the terms of the SpinCo Stock Plan and award agreements.

The SpinCo RSUs will be in addition to (1) any Company long-term incentive plan annual award that you may be granted in February 2017 and (2) any SpinCo long-term incentive plan annual award that you may be granted following the Spin-Off as part of SpinCo’s ongoing compensation program.

A Spin-Off will also impact your outstanding equity awards under the Sealed Air Corporation 2014 Omnibus Incentive Plan and, if applicable, the Sealed Air Corporation 2005 Contingent Stock Plan (each, a “Company Stock Plan”).  In that case, the Organization & Compensation (O&C) Committee of the Company’s board of directors will convert your outstanding Company Stock Plan equity awards into economically equivalent SpinCo awards with the same vesting terms (including termination treatment); for performance stock units, the O&C Committee will also adjust performance goals to reflect the Spin-Off (which may include adjustments for performance for the completed portion of the applicable performance period and adjustments to goals for the post-closing portion of the performance period).

Notwithstanding anything in the foregoing to the contrary, any impact to your outstanding equity awards under the Company Stock Plan as a result of the Spin-Off will be subject to final action under the Company Stock Plan by the O&C Committee and formally communicated to you by the Company under separate cover at a later date, to the extent applicable.

Diversey Sale Special Compensation

In the event of a Sale, Diversey would become a member of the controlled group of the buying entity (the “Buyer”), such that Diversey would no longer be a subsidiary of the Company after the Sale.

If a Sale occurs, you will receive a cash retention bonus payable by the Buyer, subject to your post-Sale employment with the Buyer (the “Retention Bonus”).  The amount of the Retention Bonus will be equal to 1.0 times your current annual rate of base salary, or the following greater amount if the Sale price received by the Company exceeds a threshold level of [omitted] (as determined by the Company), as follows:

Sale Price	Retention Bonus Amount
[omitted]	1.25 times current annual rate of base salary
[omitted]	1.5 times current annual rate of base salary
[omitted]	2.0 times the sum of current annual rate of base salary plus target cash bonus

50% of the Retention Bonus will vest and become payable by the Buyer six months after the Sale, and the remaining 50% of the Retention Bonus will vest and become payable by the Buyer 12 months after the Sale, subject to your continued employment with the Buyer in each case.

Notwithstanding the preceding paragraph, 100% of the Retention Bonus will vest and become payable in the event of your death, disability or termination of employment by the Buyer without Cause.  If you terminate employment with Buyer for any other reason (e.g., voluntary termination or termination for Cause) before the vesting date, you will forfeit any unpaid portion of the Retention Bonus.  Payment of the vested Retention Bonus will be made promptly (not more than 30 days) after vesting in a single cash payment (less required tax withholdings).

In addition to the Retention Bonus, the Company will establish an enhanced Diversey severance program, to be assumed by Buyer, under which you will also be eligible to receive an enhanced severance benefit (the “Enhanced Severance”) if your employment is terminated by the Buyer without Cause within two years following a Sale.  The amount of the Enhanced Severance will be 2.0 times the sum of your then-current annual rate of base salary plus target cash bonus (but not less than any statutorily mandated severance amount, if applicable to you), and will be in lieu of any other severance to which you may be entitled from the Company or the Buyer.

Your outstanding equity awards under the Company Stock Plan upon a Sale will be treated in accordance with the terms of the applicable award agreements under the Company Stock Plan.  For any portion of the awards that is forfeited due to the Sale, the Buyer is to provide replacement awards of equivalent value and vesting (timing), with accelerated vesting if your employment is terminated by Buyer without cause within two years following the Sale, all subject to the terms of the Sale.

Additional Terms and Conditions

The following additional terms and conditions will apply to the SpinCo RSUs, the Retention Bonus and the Enhanced Severance (collectively, the “Transaction Compensation”) and to this letter agreement.

1.

“Cause” Definition.  For purposes of this letter agreement, “cause” means any of the following, as determined by SpinCo or the Buyer, as applicable: (i) your engaging in fraud, embezzlement or theft in connection with your duties or in the course of your employment; (ii) an act or omission by you that is willfully or grossly negligent or materially harmful to SpinCo’s or the Buyer’s business or reputation or to the business of SpinCo’s or the Buyer’s customers or suppliers as it relates to SpinCo or the Buyer; (iii) your plea of no contest to, or conviction of, a felony; (iv) your substantial failure to perform your duties after receiving notice of the failure from SpinCo or the Buyer, which failure has not been cured within 30 days after you receive notice of the failure; (v) your breach of a restrictive covenant under any applicable agreement with SpinCo or the Buyer; or (vi) a breach of the confidentiality covenant set forth in Section 2 immediately below.

2.

Confidentiality of this Letter Agreement.  Your eligibility for the Transaction Compensation is conditioned on your maintaining the confidentiality of this letter agreement.  To the extent permitted by applicable law, you may not discuss or disclose this letter agreement or its subject with any other person at the Company, SpinCo or the Buyer, except your manager or Human Resources representative, or his or her designated representatives. You also are not permitted to discuss or disclose this letter agreement with any other person except your financial advisor or other professional advisors, and your spouse, if applicable, and then only on the condition that you advise them of the obligation to maintain confidentiality under this paragraph.  This confidentiality provision will continue and be enforceable regardless of whether you remain employed and regardless of whether you receive any of the Transaction Compensation.  This confidentiality provision does not apply to the extent that the terms of the letter agreement are publicly disclosed by the Company (e.g., due to your status as an executive officer of the Company).  If you breach this confidentiality provision, your right to any unpaid portion of the Transaction Compensation will be immediately canceled and forfeited, and you will be required to repay any portion of the Transaction Compensation previously paid.

3.

Assignment.  In the event of a Spin-Off or Sale, this letter agreement will be assigned to and assumed by Diversey or its successor, such that following the transaction, this letter agreement will continue in effect as an obligation of Diversey or its successor, and not the Company.

4.

Miscellaneous.  This letter agreement contains our entire agreement with respect to the Transaction Compensation and supersedes and invalidates all of our prior or contemporaneous oral or written agreements and understandings with respect to the Transaction Compensation.  Any representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, will not be of any force or effect.

5.

No Effect on Employment Status.  This letter agreement documents our mutual understanding and the terms and conditions applicable to the Transaction Compensation.  This letter agreement does not address or make any promises with respect to your employment status with the Company, SpinCo or the Buyer.  Any determinations regarding your employment status will be addressed separately through your manager and Human Resources.

6.	Taxes. Your Transaction Compensation will be subject to all applicable payroll and withholding taxes.
7.

Governing Law.  This letter agreement will be governed by and construed in accordance with the laws of the State of North Carolina without reference to principles of conflict of laws.  For purposes of litigating any dispute that arises directly or indirectly from this letter agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina and agree that such litigation will be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this letter agreement is made and/or to be performed, and no other courts.

8.

Captions; Amendment.  The captions of this letter agreement are not part of the provisions hereof and will have no force or effect.  This letter agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

9.

No Duplication of Benefits.  For the avoidance of doubt, the Transaction Compensation will consist of either the SpinCo RSUs or the Retention Bonus and Enhanced Severance, not both the SpinCo RSUs and the Retention Bonus and Enhanced Severance.

Sincerely,

/s/ Jerome Peribere
Jerome Peribere
President and CEO

Accepted and Agreed To

/s/ Ilham Kadri	Date:	March 6, 2017
Dr. Ilham Kadri

4